Exhibit 99.1

                     PYR ENERGY PROVIDES OPERATIONAL UPDATE

        DENVER, Jan. 12 /PRNewswire-FirstCall/ -- PYR Energy Corporation (Amex:
PYR) today provided an operational update on recent drilling activity.

        At the Cumberland Prospect in Uinta County, Wyoming, the Cumberland #1-16 State well has reached a total drilling depth of 10,860 feet in the Nugget Sandstone. Based on preliminary log analysis, the Nugget zone of interest appears to be nonproductive, and the well will be plugged and abandoned. Further evaluation of the log data will be analyzed and studied to determine any remaining prospective targets within our 6,233 net leasehold area of mutual interest ("AMI"). PYR participated in the drilling of the initial test well with a 10% working interest and a 22.5% carried interest to casing point.

        At our Nome Prospect, located in Jefferson County, Texas, the Sun Fee #1 well reached payout status on October 13, 2004. As a result of reaching payout, PYR has backed-in for an 8.33% working interest in addition to our approximately 1.5% overriding royalty interest (ORRI) in the project. For the past three months (Oct - Dec), the well has averaged daily production of 15.34 MMcfe per day. Cumulative production, through the end of December, is approximately 2.5 Bcfe. Although PYR is still in dispute with the operator regarding certain pooling issues, the well is now accruing substantial cash flow to the Company which is anticipated to be paid upon resolution of the dispute.

        At the Madison Prospect, located in the northern part of the Constitution Field, the Maness Gas Unit #1 well averaged daily production in December of 5.05 MMcfe per day. The well has not reached payout status to date, but when payout is reached, PYR's 0.5% ORRI converts to a 12.5% working interest in the well. The operator is preparing to drill an offset location which is expected to commence drilling operations in late January. PYR will participate in the drilling of this well with a 12.5% working interest.

        At our Canadian River Project, located in Oklahoma, we are preparing to drill a Cromwell development well. PYR has a 28.98% WI in the well, and drilling activities are expected to begin by late January.

        The Rogers Pass Project, located in the Montana Foothills, is operated by Suncor Energy Natural Gas America, Inc. ("SENGAI"). We had hoped to spud before year end, but due to rig availability delays, the operator now expects to commence drilling operations in late February or early March. PYR will have no capital participation in the drilling of the test well, and has retained a 12.5% ORRI in the project.

        PYR expects to release financial results for its first quarter by the end of the week.

        Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities include select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

        This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk

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factors described from time to time in the Company's reports filed with the SEC.
In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed.

SOURCE PYR Energy Corporation
        -0-                             01/12/2005
        /CONTACT: Tucker Franciscus VP, or Scott Singdahlsen, President, both of both of PYR Energy Corporation, +1-303-825-3748, fax +1-303-825-3768/
        /Web site: http://www.pyrenergy.com /